================================================================================

               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549



                                  FORM 8-K/A


                                CURRENT REPORT


    PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934



DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):  JUNE 3, 1996
COMMISSION FILE NUMBER:  0-10095



                            UNIT INSTRUMENTS, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)



             CALIFORNIA                                    33-0077406
     (STATE OR OTHER JURISDICTION                      (I.R.S. EMPLOYER
          OF INCORPORATION)                          IDENTIFICATION NUMBER)




            22600 SAVI RANCH PARKWAY, YORBA LINDA, CALIFORNIA 92887
             (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES AND ZIP CODE)


      REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (714) 921-2640




================================================================================

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS
         ------------------------------------

This filing is an amendment to the prior 8-K filing of June 3, 1996 regarding the Control Systems, Inc. ("CSI") acquisition in order to present the required financial statements.

On June 3, 1996, Unit Instruments, Inc. ("Unit") completed its previously announced acquisition of CSI through a wholly-owned subsidiary, CSI Acquisition Corporation. CSI was a privately held company based in Rio Rancho, New Mexico. Total consideration was $1.2 million in cash and 289,308 shares of Unit Common Stock valued at approximately $4 million. Funds for this acquisition were obtained from the Registrant's cash balances. The acquisition will be accounted for as a purchase.

CSI was founded in 1991 and manufacturers gas isolation boxes, gas panels and other ultra high purity gas delivery systems for the semiconductor industry. CSI will operate as a wholly-owned subsidiary under its current name. To the best knowledge of the Registrant, there is no material relationship between the sellers and the Registrant or any of its affiliates, any director or officer of the Registrant, or any associate of any such director or officer.


ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS
         ---------------------------------

     (a) Financial statements of business acquired.

         (1) Financial statements of business acquired for year ended December 31, 1995
               Report of independent accountants for year ended December 31, 1995
               Balance sheet
               Statement of earnings
               Statement of stockholder equity
               Statement of Cash Flow
               Notes to Financial Statements

         (2) Unaudited interim statements
               Balance sheets for the years ended May 31, 1996
                 and December 31, 1995
               Statement of earnings for the five month periods ended
                 May 31, 1996 and May 31, 1995
               Statement of cash flows for the five month periods ended
                 May 31, 1996 and May 31, 1995
               Notes to unaudited interim financial statements

     (b) Unaudited pro forma financial information
               Pro forma balance sheet as of May 31, 1996
               Pro forma statement of earnings for the year
                 ended May 31, 1996

                           FINANCIAL STATEMENTS AND
                        REPORT OF INDEPENDENT CERTIFIED
                              PUBLIC ACCOUNTANTS

                             CONTROL SYSTEMS, INC.

                               DECEMBER 31, 1995

                                C O N T E N T S

                                                                           Page
REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS.........................   1

FINANCIAL STATEMENTS

  BALANCE SHEET............................................................   2

  STATEMENT OF EARNINGS....................................................   3

  STATEMENT OF STOCKHOLDERS' EQUITY........................................   4

  STATEMENT OF CASH FLOWS.................................................. 5-6

  NOTES TO FINANCIAL STATEMENTS............................................7-13

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



Board of Directors
Control Systems, Inc.


We have audited the balance sheet of Control Systems, Inc. as of December 31, 1995 and the related statements of earnings, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Control Systems, Inc. as of December 31, 1995 and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.



                                                            ATKINSON & CO., LTD.


Albuquerque, New Mexico
June 17, 1996

                             Control Systems, Inc.

                                 BALANCE SHEET

                               December 31, 1995


                                    ASSETS

CURRENT ASSETS
 Cash (note B1)                                               $   13,412
 Accounts receivable
  Trade (notes B2 and H)                     $  855,335
  Due from employees                              7,030          862,365
 Note receivable from stockholder
  (note D)                                                       143,347
 Costs and estimated earnings in excess
  of billings on uncompleted contracts
  (notes B4 and E)                                               214,424
 Inventory (notes B3 and H)                                    1,782,541
                                                              ----------

    Total current assets                                       3,016,089

PROPERTY AND EQUIPMENT
 (notes B5 and H)
  Leasehold improvements                        477,442
  Machinery and equipment                       468,457
  Office equipment                              175,112
  Vehicle                                        13,000
                                             ----------

                                              1,134,011

Less accumulated depreciation
 and amortization                               198,493          935,518
                                             ----------

OTHER ASSETS
 Deposits                                                         10,700
                                                              ----------

    Total assets                                              $3,962,307
                                                              ==========

                             Control Systems, Inc.


                     LIABILITIES AND STOCKHOLDERS' EQUITY


CURRENT LIABILITIES
  Current maturities of long-term debt
    (notes B5 and H)                                   $   23,637
  Accounts payable                                      2,862,112
  Payroll taxes withheld and accrued                       14,996
  Other accrued expenses                                   11,129
  Note payable (note G)                                    50,000
  Deferred income taxes (notes B6 and F)                  319,329
  Deferred revenue (note B4)                              129,538
                                                       ----------

       Total current liabilities                        3,410,741

LONG-TERM DEBT, less current maturities
  (notes B5 and H)                                         77,673

DEFERRED INCOME TAXES
  (notes B6 and F)                                         25,026
                                                       ----------

       Total liabilities                                3,513,440


COMMITMENTS (note I)


STOCKHOLDERS' EQUITY
  Common stock; $1 par value; 500,000
    shares authorized, 20,000 shares issued
    and outstanding                                        20,000
  Retained earnings                                       428,867
                                                       ----------

       Total stockholders' equity                         448,867
                                                       ----------

       Total liabilities and stockholders' equity      $3,962,307
                                                       ==========

        The accompanying notes are an integral part of this statement.

                             Control Systems, Inc.

                             STATEMENT OF EARNINGS

                     For the year ended December 31, 1995

Sales (notes B4 and B7)                              $10,388,435

Cost of goods sold (note B4)                           8,366,917
                                                     -----------

      Gross profit on sales                            2,021,518

Estimated earnings on contracts
  (notes B4 and E)                                       457,270

General and administrative expenses                    1,334,537
                                                     -----------

      Earnings from operations                         1,144,251


Other income (expense)
  Interest expense                                       (94,981)
  Miscellaneous income                                     3,562
                                                     -----------

      Earnings before income taxes                     1,052,832


Provision for income tax
  (notes B6 and F)                                       463,355
                                                     -----------

      NET EARNINGS                                   $   589,477
                                                     ===========

        The accompanying notes are an integral part of this statement.

                             Control Systems, Inc.

                       STATEMENT OF STOCKHOLDERS' EQUITY

                     For the year ended December 31, 1995

                                                         Additional    Retained
                                    Shares      Common     Paid-In     Earnings     Treasury
                                    Issued      Stock      Capital    (Deficit)      Stock        Total
                                   --------    --------  ----------   ----------   ---------   -----------
Balances - December 31, 1994,
  as previously reported             25,000    $25,000    $ 26,000    $(130,960)   $       -    $ (79,960)

Prior period adjustment                   -          -           -       39,350            -       39,350
                                     ------    -------    --------    ---------    ---------    ---------

Balances - December 31, 1994,
  as restated                        25,000     25,000      26,000      (91,610)           -      (40,610)

Purchase of 5,000 shares of
  treasury stock at $20 per
  share                                   -          -           -            -     (100,000)    (100,000)

Retirement of treasury
  stock                              (5,000)    (5,000)    (26,000)     (69,000)     100,000            -

Net earnings for the year                 -          -           -      589,477            -      589,477
                                     ------    -------    --------    ---------    ---------    ---------

Balances - December 31, 1995         20,000    $20,000    $      -    $ 428,867    $       -    $ 448,867
                                     ======    =======    ========    =========    =========    =========

        The accompanying notes are an integral part of this statement.

                             Control Systems, Inc.

                            STATEMENT OF CASH FLOWS

                     For the year ended December 31, 1995

                          Increase (decrease) in cash

Cash flows from operating activities
 Collections from customers and others                         $11,456,080
 Payments to suppliers, employees, and
  others                                                        (9,346,129)
 Cash paid for interest                                            (94,981)
                                                               -----------

    Net cash (used) provided by operating activities             2,014,970
                                                               -----------

Cash flows from investing activities
 Purchases of property and equipment                              (698,659)
 Loans to stockholders                                            (138,331)
                                                               -----------

   Net cash used in investing activities                          (836,990)
                                                               -----------

Cash flows from financing activities
 Repayment of notes payable                                     (1,050,000)
 Payments on long-term debt                                        (24,015)
 Purchase of treasury stock                                        (50,000)
                                                               -----------

   Net cash used in financing activities                        (1,124,015)
                                                               -----------

Net increase in cash                                                53,965

Net cash overdraft, December 31, 1994                              (40,553)
                                                               -----------

Cash, December 31, 1995                                        $    13,412
                                                               ===========

        The accompanying notes are an integral part of this statement.

                             Control Systems, Inc.

                     For the year ended December 31, 1995

                          Increase (decrease) in cash


Reconciliation of net earnings to net cash provided by operating activities

  Net earnings                                                   $  589,477
  Adjustments to reconcile net loss to net
    cash used in operating activities:
      Depreciation and amortization                                 109,639
      Provision for deferred income taxes                           463,355
      Changes in operating assets and liabilities
        Decrease in trade accounts receivable                       453,663
        Decrease in other accounts receivable                        24,091
        Net increase in costs and estimated earnings
          in excess of billings on uncompleted contracts           (297,575)
        Increase in inventory                                      (514,855)
        Increase in deposits                                         (4,690)
        Increase in accounts payable                              1,075,979
        Decrease in payroll taxes withheld and accrued              (23,793)
        Increase in other accrued expenses                           10,141
        Increase in deferred revenue                                129,538
                                                                 ----------

          Net cash (used) provided by operating activities       $2,014,970
                                                                 ==========

            SUPPLEMENTAL SCHEDULE OF NON-CASH FINANCING ACTIVITIES

Purchase of treasury stock                                       $  100,000
Cash paid                                                            50,000
                                                                 ----------

Note payable                                                     $   50,000
                                                                 ==========

        The accompanying notes are an integral part of this statement.

                             Control Systems, Inc.

                         NOTES TO FINANCIAL STATEMENTS

                               December 31, 1995


NOTE A - ORGANIZATION

  Control Systems, Inc. (CSI and the Company) was incorporated on July 15, 1991 in the State of New Mexico for the purpose of designing, manufacturing, and certifying Ultra High Purity gas distribution systems used primarily by manufacturers of microelectronic devices. The work is performed under sales agreements and a short-term fixed-price contract.


NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  1.  Cash
      ----

  For purposes of the statement of cash flows, the Company includes in cash all balances on hand and in demand deposit accounts.

  2.  Accounts Receivable
      -------------------

  Management considers all accounts receivable to be collectible; therefore, no allowance for doubtful accounts is necessary to present accounts receivable at net realizable value.

  Trade accounts receivable are due primarily from one international semi-conductor manufacturing company. Collateral has not been required on such receivables.

  3.  Inventories
      -----------

  Inventories, consisting primarily of raw materials and subassemblies, are stated at the lower of (average) cost or market.

  4.  Revenue and Cost Recognition
      ----------------------------

  The Company manufactures gas distribution systems according to customer specification under sales agreements, primarily with one customer. Revenues are earned and billed as systems are shipped to the customer. Deferred revenue, representing advances on sales contracts, is earned as systems are shipped.

                             Control Systems, Inc.

                               December 31, 1995


NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

  4.  Revenue and Cost Recognition - Continued
      ----------------------------------------

  The Company also provides installation services under a construction-type contract that is accounted for on the percentage-of-completion method. Under this method, the amount of revenues recognized is that portion of the total contract amount that the actual cost expended bears to the anticipated final total cost based on current estimates of cost to complete the project (cost-to-cost method). It is not related to the progress billings to customers. However, when it becomes known that the anticipated final total cost will exceed the contract amount, the excess of cost over contract amount is immediately recognized as a loss on the contract. Recognition of profit commences on an individual project only when cost to complete the project can reasonably be estimated and after there has been some meaningful performance achieved on the project (greater than 10 percent complete). Changes in job performance, job conditions, and estimated profitability, including those arising from contract penalty provisions (when applicable), and final contract settlements may result in revisions to costs and income and are recognized in the period in which the revisions are determined.

  Costs of goods sold and contract costs include direct costs consisting of labor and related taxes and benefits, materials, and subcontracts, plus an allocation of indirect costs related to manufacturing and contract performance, consisting of personnel, facilities, depreciation, and other manufacturing support costs. Indirect costs are allocated to manufacturing projects and the contract based on a percentage of actual direct costs expended. Operating expenses, consisting of selling, general and administration expenses are charged to operations as incurred.

  5.  Property, Equipment and Depreciation
      ------------------------------------

  Property and equipment are carried at cost. Major additions and improvements to property and equipment are capitalized and maintenance and repairs, including the replacement of minor items, are expensed as incurred.

  Depreciation and amortization are provided by the Company using straight-line and accelerated methods over the estimated useful lives of 3 to 31.5 years.

                            Control Systems, Inc.

                               December 31, 1995


NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

  6.  Income Taxes
      ------------

  As discussed in note E, CSI accounts for income taxes under the provisions of Statement of Financial Accounting Standards (SFAS) No. 109 Accounting for Income Taxes. Under the liability method specified by SFAS 109, deferred tax assets and liabilities are determined based on the differences between the financial statement and income tax bases of assets and liabilities as measured by the enacted tax rates that are expected to be in effect when these differences reverse. Deferred income tax expense is based on the changes in the deferred assets and liabilities from period to period.

  7.  Major Customer
      --------------

  During 1995, approximately ninety-eight percent of the Company's revenues were earned from the delivery of products and services to one customer or its sub-contractors.

  8.  Estimates
      ---------

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

  Significant estimates by management include the collectibility of receivables and the utility and ultimate recoverability of inventory and property and equipment.

  9.  Fair Value of Financial Instruments
      -----------------------------------

  The carrying values of short-term financial instruments approximate fair value because of their short maturities.

                            Control Systems, Inc.

                               December 31, 1995



NOTE C - PRIOR PERIOD ADJUSTMENT

  Retained earnings as of December 31, 1994 has been restated from the balance originally reported to reflect the correction of errors in the measurements of inventories, accounts payable, and accrued and deferred revenues. Inventories and accounts payable were understated by $192,478 and $179,896, respectively. Net revenues in the amount of $26,768 were deferred under the percentage-of-completion method of accounting for certain sales agreements for which generally accepted accounting principles requires the accrual basis of accounting with a provision for sales returns, as necessary. The effect of these corrections was to decrease net income in 1995 by $22,036.


NOTE D - NOTES RECEIVABLE

  The Company has a promissory note receivable due from its major stockholder in the amount of $143,347. The note bears interest at 6.0% per annum, and is due in full on December 31, 1996.

                            Control Systems, Inc.

                               December 31, 1995


NOTE E - COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACT

  Costs, estimated earnings, and billings on the uncompleted contract are as follows:

  Costs incurred on uncompleted contract                   $116,432
  Estimated earnings                                         97,992
                                                           --------

                                                            214,424
  Less billing to date                                            -
                                                           --------

  Cost and estimated earnings in excess
   of billings                                             $214,424
                                                           ========

NOTE F - INCOME TAXES

  The components of the provision for income tax expense are as follows:

  Currently payable                                        $      -
  Deferred                                                  463,355
                                                           --------

                                                           $463,355
                                                           ========

  Significant components of the Company's deferred tax asset and liabilities include: net operating losses available to offset future taxable income, differences in revenue recognition on sales agreements and contracts for financial and income tax reporting purposes, and property and equipment basis differences resulting from differences between financial statement and income tax depreciation methods and lives.

  The Company's effective tax rate differs from the federal statutory rate due to expenses which have been recorded for financial reporting purposes but are not deductible for income tax purposes, and the effects of state income tax expense, net of the federal benefit.

  For income tax reporting purposes, the Company has a net operating loss carry forward of approximately $206,000 which, if not applied to offset taxable income, will expire in 2009.

                            Control Systems, Inc.

                               December 31, 1995


NOTE G - NOTE PAYABLE

  As of December 31, 1995, the Company was obligated in the amount of $50,000 to a former stockholder under a promissory note agreement, bearing interest at 10%. The entire balance plus accrued interest was paid on February 15, 1996.

  Subsequent to December 31, 1995, the Company entered into borrowing arrangements with a local commercial bank as follows:

  Short-term note payable to bank, due on demand
   after March 31, 1996; interest at Norwest Bank
   Base Lending Rate plus 3.0% (11.5% as of
   January 3, 1996); secured by substantially all
   Company assets; personally guaranteed by the
   Company's stockholders.                                     $500,000

  Long-term note payable to bank, due in monthly
   payments of $9,907, including interest through
   December 31, 1998; interest at Norwest Bank
   Base Lending Rate plus 3.0% (11.5% as of
   January 3, 1996); secured by substantially all
   Company assets; personally guaranteed by the
   Company's stockholders.                                      300,000
                                                               --------

                                                               $800,000
                                                               ========

  Future principal reduction requirement by year on subsequent bank borrowings:


                1996                              $581,164
                1997                                98,815
                1998                               120,021
                                                  --------

                                                  $800,000
                                                  ========

                            Control Systems, Inc.

                               December 31, 1995


NOTE H - LONG-TERM DEBT

  Note payable to bank; due in monthly payments
   of $2,820, including interest at 2.75% above
   the Chase Manhattan prime rate (11.25% as of
   December 31, 1995), through April 30, 1999;
   secured by furniture, equipment, accounts receivable,
   inventories, contract rights, and general intangibles.      $101,310

  Less current maturities                                        23,637
                                                               --------
     Total long-term debt, less current maturities             $ 77,673
                                                               ========

  Future maturities of long-term debt are as follows:

                   1996                                        $ 23,637
                   1997                                          26,437
                   1998                                          29,570
                   1999                                          21,666
                                                               --------

                   Total                                       $101,310
                                                               ========

NOTE I - COMMITMENTS

  CSI leases office and manufacturing space in Albuquerque, New Mexico and Chandler, Arizona under noncancellable operating leases which expire through November 1999. Minimum lease payments are subject to scheduled increases over the lives of the leases.

  The Company also leases vehicles and office equipment under various long-term operating leases expiring through December 1996. Lease expense in 1995 totaled $132,945.

  Future minimum lease payments required by long-term operating leases in the years subsequent to 1995 are as follows:

                   1996                                        $121,938
                   1997                                          88,310
                   1998                                          45,369
                   1999                                          49,824

                             Control Systems, Inc.

                               December 31, 1995



  The Company also leases a residence in Chandler from its principle stockholder. Monthly rentals are $2,000, and rent expense in 1995 totaled $12,000.


NOTE J - RELATED PARTY TRANSACTIONS

  The Company's principle stockholder owns a controlling interest in BCR Commissioning, Inc., which he purchased in order to utilize its construction license. CSI has used this construction license to perform services under the construction type contract (see notes B4 and D).

  From time to time the Company purchases training services from an entity owned by a stockholder.

NOTE K - SUBSEQUENT EVENT

  Subsequent to December 31, 1995, Unit Instruments, Inc., acquired all of CSI's outstanding common stock in exchange for cash and shares of Unit's common stock.

Interim Period Financial Statements
- -----------------------------------

Item 7(a)(2)

                        UNAUDITED INTERIM STATEMENTS

                            CONTROL SYSTEMS, INC.
                            STATEMENT OF EARNINGS
             FOR THE 5 MONTH PERIOD ENDING MAY 31, 1996 AND 1995
                            (Amounts in thousands)

                                                 1996           1995
                                                ------         ------
Net sales                                       $5,132         $4,603

Operating costs and expenses:
  Cost of goods sold                             3,257          3,622
  Selling, general and administrative            1,889            388
                                                ------         ------

Operating income                                   (14)           594
Interest income                                      -              3
Interest expense                                   (49)           (47)
                                                ------         ------

Income before income taxes                         (63)           550
Provision for income taxes                           -            247
                                                ------         ------
Net income (loss)                               $  (63)        $  303
                                                ======         ======

Item 7 (a) (2)

                        UNAUDITED INTERIM STATEMENTS
                            CONTROL SYSTEMS, INC.
                               BALANCE SHEETS
                           (Amounts in thousands)


                                                    May 31       December 31
                                                     1996           1995
                                                   --------      -----------
ASSETS
Current Assets:
  Cash and equivalents                              $   71         $   13
  Accounts receivable                                1,359          1,005
  Inventories                                        1,875          1,783
  Prepaid expenses and other                             1            214
                                                    ------         ------
Total current assets                                 3,306          3,022

Property, plant and equipment                        1,375          1,134
Accumulated depreciation                               281            198
                                                    ------         ------
Net property, plant and equipment                    1,094            578
Other assets                                            11             11
                                                    ------         ------
Total                                               $4,411         $3,962
                                                    ======         ======

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                  $1,503         $2,912
Accrued compensation and benefits                       71             15
  Current installments of long-term debt               611             23
  Deferred income taxes                                319            319
  Other current liabilities                            155            141
                                                    ------         ------
Total current liabilities                            2,659          3,303

Long-term debt                                       1,279             78
Other                                                   86             25
                                                    ------         ------
Total liabilities                                    4,024          3,386

Shareholders' equity:
  Common stock, $1 par value; 500,000 shares
    authorized, 20,000 shares issued and
    outstanding                                         20             20
  Additional paid-in capital                            --             --
  Retained earnings                                    367            429
                                                    ------         ------
Total shareholders' equity                             387            449
                                                    ------         ------
Total                                               $4,411         $3,962
                                                    ======         ======

Item 7 (a) (2)

                         UNAUDITED INTERIM STATEMENTS

                             CONTROL SYSTEMS, INC.
                            STATEMENT OF CASH FLOWS
              FOR THE 5 MONTH PERIOD ENDING MAY 31, 1996 AND 1995
                            (amounts in thousands)

                                                         1996        1995
                                                        ------      ------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net (loss) income                                     $   (63)     $ 303
    Adjustments to reconcile net income to net cash
      provided from operating activities:
    Depreciation and amortization                            83         19
    Deferred income taxes                                   (25)       310
    Changes in assets and liabilities:
      Accounts receivable                                  (354)      (124)
      Inventories                                           (92)       (78)
      Prepaids and other assets                             213       (100)
      Accounts payable                                   (1,359)       566
      Accrued expenses                                       71       (253)
      Other liabilities                                      86         --
                                                        -------      -----
Net cash flow (used in) provided from operating
  activities                                             (1,440)       643

CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures                                     (241)      (251)
  Other                                                      --         (3)
                                                        -------      -----
Net cash provided from (used in) investing
  activities                                               (241)      (254)

CASH FLOWS FROM FINANCING ACTIVITIES:
  Increase (decrease) on long-term debt                   1,202        (13)
  Change in short-term borrowings, net                      537       (214)
                                                        -------      -----
Net cash provided from (used in) financing
  activities                                              1,739       (227)

Net increase (decrease) in cash and cash
  equivalents                                                58        162
Cash and cash equivalents at beginning of year               13          3
                                                        -------      -----
Cash and cash equivalents at end of year                $    71      $ 165

                             CONTROL SYSTEMS, INC.
                    NOTES TO CONDENSED FINANCIAL STATEMENTS
                            (amounts in thousands)


1.  SIGNIFICANT ACCOUNTING POLICIES

    The financial statements included herein are based in part on estimates and include such adjustments (consisting solely of normal, recurring adjustments) which management believes are necessary for fair presentation of the Company's financial position at May 31, 1996 and the results of its operations for the two five-month periods ended May 31, 1996 and May 31, 1995. The financial statements and related notes are condensed and have been prepared in accordance with generally accepted accounting principles applicable to interim periods. Consequently, they do not include all generally accepted accounting disclosures required for complete annual financial statements. These condensed financial statements should be read in conjunction with the audited financial statements and the notes thereto for the year ended December 31, 1995 contained in this report on form 8-K/A.

    The results of operations for the periods presented are not necessarily indicative of results to be expected for any subsequent fiscal year or interim period thereof. Certain prior year items have been reclassified to conform to current year presentation.


2. On June 3, 1996, Unit Instruments, Inc. ("Unit") acquired all outstanding capital stock of Control Systems, Inc. ("CSI") for $1.2 million cash and 289,308 shares of Unit Common Stock valued at approximately $4 million. In May of 1996, Unit advanced CSI loans in the amount of $1,025,000, which became intercompany advances as a result of the acquisition.

(b)  Proforma Financial Information

     The unaudited proforma condensed combined statement of income of Unit Instruments, Inc. (Unit) and Control Systems, Inc. (CSI) for the year ended May 31,1996 reflects adjustments as if the transaction had occurred on June 1, 1995. The unaudited proforma condensed combined balance sheet is presented as if the transaction had been consummated May 31, 1996. The acquisition of CSI was completed on June 3, 1996 and is being accounted for using the purchase method.

     The effect of discontinued operations related to the sale of Autoclave Engineers Inc. on Unit's statements has been excluded from the proforma statement of earnings because of the non-recurring nature of that transaction.

     The unaudited proforma condensed combined financial statements reflect Unit's allocation of the purchase price of approximately $5.18 million, consisting of $1.2 million in cash and 289,308 shares of Unit's Common Stock, to the assets and liabilities of CSI based on estimates of the relative values of assets acquired and liabilities assumed. Transaction costs are minimal as the acquisition of CSI was a stock purchase with one seller owning the majority of shares jointly. The final allocation of the purchase price may vary as additional information is obtained and, accordingly, the ultimate allocations may differ from those used in the unaudited proforma condensed combined financial statements.

     The unaudited proforma condensed combined financial statements should be read in conjunction with the separate historical financial statements and related notes of CSI appearing in answer to Item 7 (a) of this Current Report on Form 8K/A and historical financial statements, related notes and Management's discussion and Analysis of Consolidated Financial Condition and Results of Operations of Unit for the year ended May 31, 1996. The proforma information is not necessarily indicative of the results that would have been reported had the acquisition actually occurred on the dates specified, nor is it necessarily indicative of the future results of the combined companies.

                            UNIT INSTRUMENTS, INC.
          UNAUDITED PROFORMA CONDENSED COMBINED STATEMENT OF EARNINGS
                            YEAR ENDED MAY 31, 1996
                 (amounts in thousands, except per share data)


                                  Unit        Control
                               Consolidated   Systems     Proforma    Combined
                                Historical   Inc. (CSI)  Adjustments  Proforma
                               ------------  ----------  -----------  --------
Net sales                         $65,568      $10,802                $76,370
Operating costs and expenses:                                              --
 Cost of goods sold                39,501        8,426                 47,927
 Selling, general and
  administrative                   14,587        1,786       399 (a)   16,772
 Restructuring costs                  373                                 373
 Research, development and
  engineering                       3,757                               3,757
                                  -------      -------     -----      -------
Operating income                    7,350          590      (399)       7,541
Interest income                       690                    (60)(b)      630
Interest expense                     (112)         (97)                  (209)
Other income (expense)               (132)           3                   (129)
                                  -------      -------     -----      -------
Income before income taxes          7,796          496      (459)       7,833
Provision for income taxes          3,018          198       (24)(c)    3,192
                                  -------      -------     -----      -------
Net income (loss) from
 continuing operations            $ 4,778      $   298     $(435)     $ 4,641
                                  =======      =======     =====      =======

Earnings per share from
 continuing operations            $  1.09                             $  0.99
                                  -------      -------     -----      -------

Average shares used in
 computing earnings per share       4,393          N/A       289        4,682
                                  =======      =======     =====      =======

Proforma adjustment reference:
  (a) To reflect amortization of one year's worth of goodwill of $4,479,000 over a 12-year period.

  (b)  To reflect interest income foregone due
       to $1.2 million cash paid for CSI.

  (c) To reflect the income tax effect of pro forma adjustments calculated at applicable federal and state statutory rates.

                            UNIT INSTRUMENTS, INC.
     UNAUDITED PROFORMA CONDENSED COMBINED BALANCE SHEET AS OF MAY 31, 1996
                            (amounts in thousands)

                                  Unit        Control
                               Consolidated   Systems     Proforma    Combined
                                Historical   Inc. (CSI)  Adjustments  Proforma
                               ------------  ----------  -----------  --------
ASSETS
Current Assets:
 Cash and equivalents             $14,572       $   71   $(1,200)(a)  $13,443
 Accounts receivable               10,179        1,359                 11,538
 Inventories                        9,709        1,875                 11,584
 Deferred taxes and other           1,233            1                  1,234
                                  -------       ------   -------      -------
Total current assets               35,693        3,306    (1,200)      37,799

Property, plant and equipment      17,490        1,375                 18,865
Accumulated depreciation            7,267          281                  7,548
                                  -------       ------   -------      -------
Net property, plant and
 equipment                         10,223        1,094        --       11,317
Goodwill                            4,338                  4,790 (b)    9,128
Other assets                        2,526           11    (1,025)(c)    1,512
                                  -------       ------   -------      -------
Total                             $52,780       $4,411   $ 2,565      $59,756
                                  =======       ======   =======      =======

LIABILITIES AND SHAREHOLDERS'
 EQUITY
Current liabilities:
 Accounts payable                 $ 1,969       $1,503                $ 3,472
 Accrued compensation and
  benefits                          1,786           71                  1,857
 Income taxes payable               1,141           --                  1,141
 Current installments on
  term debt                         1,845          611                  2,456
 Other current liabilities          2,228          474                  2,702
                                  -------       ------   -------      -------
Total current liabilities           8,969        2,659        --       11,628

Long-term debt                         --        1,279    (1,025)(d)      254
Other                                 587           86                    673
                                  -------       ------   -------      -------
Total liabilities                   9,556        4,024    (1,025)      12,555

Shareholders' equity:
 Common stock                         613           20        23 (e)      656
 Additional paid-in capital        19,247                  3,934 (f)   23,181
 Retained earnings                 23,673          367      (367)(g)   23,673
 Foreign currency translation        (309)                               (309)
                                  -------       ------   -------      -------
Total shareholders' equity         43,224          387     3,590       47,201
                                  -------       ------   -------      -------
Total                             $52,780       $4,411   $ 2,565      $59,756
                                  =======       ======   =======      =======

Balance sheet proforma adjustment
  (a)  Cash purchase price                           $(1,200)

  (b)  Purchase price allocated to goodwill            4,790

  (c)  Intercompany loans to CSI                      (1,025)

  (d)  Loans to CSI by Unit                           (1,025)

  (e)  Capital stock used for purchase of
        CSI - 289,308 shares at $.15 par                  43
       Elimination of CSI capital stock for
        consolidation purposes                           (20)
                                                     -------
                                                          23

  (f)  Additional paid-in capital of 289,308
        shares paid for CSI valued at
        $13.75 per share on June 3, 1996
        of which $13.60 per share is applied
        to additional paid-in capital                  3,934

  (g)  Removal of CSI's prior retained earnings         (367)

                                  SIGNATURES



Pursuant to requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                              UNIT INSTRUMENTS, INC.





Date:  August 13, 1996                        By /s/ GARY N. PATTEN
                                                 -----------------------------
                                                 Gary N. Patten
                                                 Chief Financial Officer